SPECIAL RESOLUTIONS OF ALLIED IRISH BANKS. p.l.c.

At the Annual General Meeting of Allied Irish Banks, p.l.c., held on 22 April 2008, the following Resolutions were passed as Special Resolutions:

1.	“That the Company and/or any subsidiary (as such expression is defined by Section 155 of the Companies Act 1963) of the Company be and is hereby generally authorised to make market purchases (as defined by Section 212 of the Companies Act 1990 (“the 1990 Act”)) of Ordinary Shares of €0.32 each of the Company (“share” or “shares” as appropriate) on such terms and conditions and in such manner as the Directors, or, as the case may be, the Directors of such subsidiary, may from time to time determine, but subject however to the provisions of the 1990 Act and to the following restrictions:

(a)	the maximum number of shares so authorised to be acquired shall be 91.8 million;

(b)	the minimum and maximum prices which may be paid for any such share shall be determined in accordance with Article 52 of the Articles of Association.

The authority hereby conferred shall be effective from 23rd April 2008 and shall expire at the close of business on the earlier of the date of the next Annual General Meeting, or 21st October 2009, unless previously varied, revoked or renewed in accordance with the provisions of Section 215 of the 1990 Act. The Company, or any such subsidiary, may, before such expiry, enter into a contract for the purchase of shares which would or might be wholly or partly executed after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

2.

“That for the purposes of Section 209 of the Companies Act 1990 (“the 1990 Act”), the price range within which any treasury shares for the time being held by the Company may be re-issued off-market shall be determined in accordance with Article 53 of the Articles of Association. The authority hereby conferred shall be effective from 23rd April 2008 and shall expire at the close of business on the earlier of the date of the next Annual General Meeting, or 21st October 2009, unless previously varied or renewed in accordance with the provisions of Section 209 of the 1990 Act.”

3.	“That the power conferred on the Directors by paragraph (b) (ii) of Article 8 of the Articles of Association be and is hereby renewed for the period ending on the date of the Annual General Meeting in 2009 or, if earlier, 21 July 2009, and for such period the Section 23 Amount (as defined in paragraph (d)(iv) of the said Article) shall be €14.69 million.”

SPECIAL RESOLUTIONS OF ALLIED IRISH BANKS. p.l.c. (Continued)

4.	“That the Articles of Association of the Company be and are hereby amended as follows:

(a)	in Article 2, by deleting “2001” in the definition of “The Acts” and substituting “2005 and every other Act or statutory instrument which is to be read or construed together, or as one with, any of those Acts.”

(b)	in Article 139 by the deletion of the first sentence of that Article and the substitution of the following:

“A notice or other document may be served by the Company upon any member either personally, by sending it through the post in a prepaid envelope or wrapper addressed to such member at his address as appearing in the Register of Members, by an electronic communication as defined in, and permitted by, the Electronic Commerce Act 2000 and by electronic means as defined in, and permitted by, the Transparency (Directive 2004/109/EC) Regulations 2007.”

(c)	In Article 144 by the insertion of new paragraphs (b) and (c) (with the existing paragraph (b) becoming (d)):

“(b)	Any notice or other document, if served by an electronic communication or by electronic means, shall be deemed to have been served at the time it is sent, and in proving such service, a certificate in writing signed by the Secretary or any other clerk, official, officer or employee of the Company that the notice or other document was so sent shall be conclusive evidence of that fact.

(c)	Any notice or other document, if served by being made available in an electronic communication or otherwise using electronic means, shall be deemed to have been served when notice of the fact that it has been made available is served.””

Mr. Dermot Gleeson
(Chairman of the meeting)

Bankcentre,
Ballsbridge,
Dublin 4.